Exhibit 99.1

Albireo Announces Plans for Phase 3 Clinical Program of A4250 in Patients with PFIC

— Program design finalized following consultations with FDA and EMA —

— Initiation of Phase 3 anticipated in the second half of 2017 —

BOSTON — May 18, 2017 — Albireo Pharma, Inc. (Nasdaq: ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today announced key study design details for its planned Phase 3 program of lead product candidate, A4250, in patients with progressive familial intrahepatic cholestasis (PFIC) determined following consultations with the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA). PFIC is a rare and life-threatening genetic liver disorder for which there are currently no approved drug therapies.

Albireo’s planned Phase 3 PFIC program includes a single randomized, double blind, placebo controlled, multicenter, six-month treatment clinical trial designed to enroll 60 patients and an open label long-term extension study. The primary endpoint for FDA evaluation, and a key secondary endpoint for EMA evaluation, will be an assessment of change in pruritus.  The primary endpoint for EMA evaluation, and a key secondary endpoint for FDA evaluation, will be serum bile acid (sBA) responder rate.  Elevated sBA levels are associated with the pathogenesis of PFIC, and pruritus is a common and debilitating symptom of the disease.  The trial will also have several additional secondary endpoints.  Patients in the trial will have the opportunity to participate in the open label extension study to assess long-term safety and durability of response.  The planned double blind Phase 3 trial, together with available data from the then-ongoing extension study, are expected to form the primary support for drug approval applications for A4250 in both the United States and European Union for the treatment of patients with PFIC.

“We are pleased with the collaborative and constructive dialogue we have had for A4250 with regulatory authorities in the U.S. and Europe, which has guided us as we work to develop our investigational drug for children suffering from PFIC,” said Ron Cooper, President and Chief Executive Officer of Albireo. “A4250 is a potent IBAT inhibitor that, with Phase 3 success and regulatory approval, could potentially transform the treatment paradigm for what is a life-altering disease.  We look forward to initiating our Phase 3 program, which we expect to begin in the second half of 2017.”

In a recently completed open label Phase 2 clinical trial in children with cholestatic liver diseases, most patients showed both an improvement in pruritus across multiple scales and a reduction in serum bile acid levels after four weeks of treatment with A4250.  There were no serious adverse events determined to be treatment-related observed in the trial, and most adverse events, including some increased transaminases, were mild, transient and assessed as not treatment related.  A4250 exhibited a favorable overall tolerability profile in the trial.

In parallel with the planned Phase 3 program, Albireo is supporting an independent research study that is pooling and analyzing long-term PFIC patient data from a number of academic centers to support the clinical utility of the reduction of sBAs in the treatment of PFIC.  Albireo plans to submit the findings from the study when available to both the FDA and EMA in support of its anticipated drug approval applications for A4250.

About the A4250 Phase 3 PFIC Program

Albireo’s planned Phase 3 PFIC program includes a single randomized, double blind, placebo controlled, multicenter clinical trial and an open label long-term extension study. The double blind trial is designed to enroll 60 patients with PFIC (subtypes 1 or 2), ages six months to 18 years, at sites in the United States, Canada, western Europe, the Middle East and Australia. Patients will be assigned to receive either 40 µg/kg/day or 120 µg/kg/day of A4250, or placebo, for six months.  Patients taking a stable dose of medication to manage pruritus when entering the trial will be permitted to continue such background medication during the trial, subject to specified exceptions.  The trial will have a primary endpoint for U.S. purposes, a different primary endpoint for E.U. purposes, and several secondary endpoints, including progression to surgery, change in growth markers and liver biochemistry variables, and others.  The primary endpoint for FDA evaluation, and a key secondary endpoint for EMA evaluation, will be an assessment of change in pruritus using a proprietary tool developed by Albireo.   The trial’s primary endpoint for EMA evaluation, and a key secondary endpoint for FDA evaluation, will be sBA responder rate, with a responder being a patient who achieves a predetermined reduction in sBA levels.  Albireo intends to power the trial to demonstrate a statistically significant difference between A4250 and placebo on each of the regional primary endpoints based on a significance level of 5% (p ≤ 0.05, two sided). Patients in the trial will have the opportunity to participate in the open label extension study to assess long-term safety and durability of response.

About A4250

A4250 is a first-in-class product candidate in development for the treatment of patients with progressive familial intrahepatic cholestasis (PFIC) and potentially other orphan pediatric cholestatic liver diseases. A4250 is a highly potent and selective inhibitor of the ileal bile acid transporter (IBAT), has minimal systemic exposure and acts locally in the gut.

A4250 has been granted orphan drug designation for PFIC in the United States and the European Union and has been granted access to the PRIority MEdicines (PRIME) program of the European Medicines Agency (EMA) for the treatment of PFIC.

About Albireo

Albireo is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary, Albireo AB, is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding: the plans for, or progress or scope of, development of A4250, including regarding the planned Phase 3 clinical program for A4250 in patients with PFIC; the timing for initiation of the planned Phase 3 PFIC clinical program for A4250; the use of data from the planned Phase 3 PFIC clinical program for A4250, or the submission of data from the independent research study supported by Albireo that is pooling and analyzing long-term PFIC patient data, to support drug approval applications in the United States and European Union; the competitive position of A4250 or the commercial opportunity in any target indication; the opportunity for patients in the planned double blind Phase 3 trial of A4250 to participate in the open label extension study; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks and uncertainties, including, but not limited to, risks and uncertainties relating to: whether preliminary data from the Phase 2 trial of A4250 in children with chronic cholestasis will be confirmed following database lock; whether favorable findings from clinical trials of A4250 to date, including findings in indications other than PFIC, will be predictive of results from future clinical trials of A4250, including the trials comprising the planned Phase 3 PFIC program; whether either or both of the FDA and EMA will determine that the primary endpoint and duration of the planned double blind Phase 3 trial in patients with PFIC is sufficient, even if such primary endpoint is met with statistical significance, to support approval of A4250 in the United States or the European Union, to treat PFIC, a symptom of PFIC or otherwise; the outcome and interpretation by regulatory authorities of the ongoing third-party study sponsored by Albireo pooling and analyzing long-term PFIC patient data; whether Albireo’s cash resources will be sufficient to advance A4250 through completion of the planned Phase 3 PFIC program; the timing for initiation or completion of, or for availability of data from, ongoing or future trials of A4250, including the trials comprising the planned Phase 3 PFIC program, and the outcomes of such trials; and delays or other challenges in the recruitment of patients for the planned double blind Phase 3 trial. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

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Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com

Source: Albireo Pharma, Inc.